Tanner McColgan, LLP
                                271 North Avenue
                             New Rochelle, NY 10801
                             (914) 636-3735 EXT 101


                                                                 August 31, 2005
FRMO Corp.
320 Manville Road
Pleasantville, N. Y. 10570

Gentlemen:

      As counsel for FRMO Corp. ("FRMO") we have reviewed (i) the Agreement ("Agreement') between you and Fromex Equity Corp. ("Fromex") dated August 31, 2005 providing for the transfer by you to Fromex, retroactive to, and effective as of, August 31, 2004 of a 8.42637% equity interest in Kinetics Advisers, LLC ("Kinetics") in exchange for 3,600,000 shares of Fromex common stock, (ii) the certificates of incorporation and by-laws of FRMO and Fromex, (iii) the resolutions of the Boards of Directors of FRMO and Fromex relating to the Agreement and the distribution by FRMO to FRMO's shareholders of 180,418 shares of Fromex, representing about 5% of the issued and outstanding stock and (iv) such other instruments and documents as we deemed relevant to this transaction.

      Based upon the foregoing and our review of applicable laws, it is our opinion that:

      1. The transfer by FRMO to Fromex of the 8.42637% equity interest in Kinetics is retroactive to, and effective as of, August 31, 2004 in accordance with the express terms and provisions of the parties' agreement, to which the applicable law gives full force and effect.

      2. The 180,418 shares of Fromex common stock to be spun-off as of August 31, 2004 to the holders of FRMO common stock in the ratio of one (1) share of Fromex common stock for each two hundred (200) shares of FRMO common stock will, when issued in accordance with the resolution referenced to above, be fully paid and non-assessable shares of common stock of Fromex.


                                                Very truly yours,


                                                /s/ Tanner McColgan, LLP



                                                                    Exhibit 9.02